EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

IBERIABANK Corporation, a Louisiana corporation, is a bank holding company. The table below sets forth all of IBERIABANK Corporation’s subsidiaries as to State or Jurisdiction of Organization as well as their relationship to IBERIABANK Corporation. All of the subsidiaries listed below are included in the consolidated financial statements, and no separate financial statements are submitted for any subsidiary.

Subsidiary	State or Jurisdiction of Organization
IBERIABANK	Louisiana
Acadiana Holdings, LLC	Louisiana
IBERIABANK Insurance Services, LLC	Louisiana
Jefferson Insurance Corporation	Louisiana
Iberia Financial Services, LLC	Louisiana
Finesco, LLC	Louisiana